INTERNATIONAL  PROFIT  ASSOCIATES
IPA                                                                         INC.
                                                                            ----
                                                                            500

Client:                                            Project Number 839762-SG
          YP.NET                                   Project  Plan  #l
          4840 EAST JASMINE STREET.                December  15, 1999
          MESA, AZ 8505                            Page 1 of 6
================================================================================


                         1.0 Organization for Management

Action 1.1 Review the business operations, polices and procedures of YP.NET to include, but not limited to: 1) organizational structure and internal communications, 2) employee attitudes, productivity and incentives, 3) determining management responsibilities and authorities of key individuals, to include "marketing", "sales management/sales", "customer retention", "technical management", "accounting/administrative", and "total company" management, with emphasis on existing key individuals and any vacant positions, 4) developing and implementing a plan to develop potential investor awareness of YP.NET and 5) developing a perception of value in the common stock.

Benefit 1.1 The IPA consultants do not have preconceived notions of how any company should "look" or "act," but instead custom develop each consulting assignment to meet the specific needs of the individual client and client company.


Action 1.2 Provide Bill O'Neal with a "Goals and Objectives" questionnaire designed to elicit responses regarding company size and profitability as well as determining YP.NET's needs in the areas of facilities, equipment and personnel. Use the information received for organizational and budget development.

Benefit 1.2 Too often company owners/managers are so involved in day-to-day decision making -- "fire fighting" that they forget that the company which survives and prospers is the company that plans for the next few years as well as merely surviving. The questionnaires are designed for Bill to complete and discuss later with the IPA consultants.


Action 1.3 Provide Bill and other key employees with questionnaires designed to determine the range of activities performed by the various individuals in the company. Conduct interviews with key employees on an "as needed" basis.

Benefit 1.3 Each company has a list of activities which must be accomplished in order for the company to function effectively. The questionnaires and interviews are designed to provide input to the IPA consultants as to what activities are unique to YP.NET. This is done in preparation to writing Job Descriptions and the development of a profit-based and productivity-oriented Commission/Incentive Plan(s).


IPA Initial  RDQ                                            YP.Net Initial:
             ---                                                           -----

YP.NET                                                               Page 2 of 6
================================================================================

Action 1.4 After review of the understood Organization Chart and with input from Bill develop a management oriented Organization Chart showing YP.NET's departments and the lines of authority. Include in the Organization Chart's boxes, only the Job Functions or Job Titles.

Benefit 1.4 An Organization Chart is valuable to businesses of all sizes. It provides a visual representation of the company. At this point in the development of a more formalized organization structure for YP.NET, it is important for all employees to understand where they fit into the company and their relationship to Bill and to other employees. Only the Job Functions or Titles are included at this point because the IPA consultants do not write Job Descriptions for individuals, but instead we write Job Descriptions directed at the needs of the company.


Action 1.5 After reviewing "understood" Job Descriptions (oral or written, including the "understood" division of responsibilities between the key employees), the IPA consultants will write Job Descriptions (approximately 8) for key Job Functions, including "vacant" positions, i.e. "CFO"?, "Sales and Marketing Manager". Each Job Description will contain Authorities, Responsibilities, Reporting Relationships, Duties and Measures of Performance.

Benefit 1.5 Each key Job Function (including Bill's new responsibilities) and the individuals assigned to them will now know: 1) what decisions they can and cannot make, 2) the overriding purpose for their function to exist at YP.NET, 3) who they supervise and who they report to, 4) their portion of that "list" of key activities developed earlier in the program and 5) how each individual, including Bill will objectively know if an individual is doing a "good job".


Action 1.6 Provide Bill with oral evaluations of key employees, including himself.

Benefit 1.6 Gives Bill a third party opinion as to whether or not current employees are capable and have the commitment to assist him to achieve his goal of company profitability, growth and corporate direction. Also, how do we maximize Bill's utilization.


Action 1.7 With input from Bill assign existing individuals to the various Job Functions. The IPA consultants will install the Job Descriptions with the Various YP.NET employees.


IPA Initial  RDQ                                            YP.Net Initial:
             ---                                                           -----

YP.NET                                                               Page 3 of 6
================================================================================

Benefit 1.7 In this step of the organizational development, employees' new relationship to the company is explained to them. The goal is to delegate through the Job Descriptions, as many as possible of the non-essential responsibilities which Bill has assumed over time for outside sales.


Action 1.8 Review the present employee evaluation system. Make recommendations for change "as needed" and implement approved changes. Provide Bill with the ability to self-evaluate his contribution.

Benefit 1.8 Employee evaluations are part of the training and development of employees; they must not be presented in a negative manner. This provides Bill with the means of telling good employees why they are good, but also what areas they can improve; mediocre employees can be told what they need to do to become good employees, and poor employees can be told what they need to do to keep their jobs.


Action 1.9 After reviewing any present incentive plans, develop and present to Bill alternative options for incentive plans for "office" personnel. Develop and write an incentive plan(s) designed to achieve Bill's YP.NET goals.

Benefit 1.9 Incentive plans should not cost a company money. Instead, they should be paid out of incremental income. Incremental income is that income which is in excess of those profits which an owner and his managers can normally expect. The purpose of the incentive plan is to reward those employees whose individual efforts have contributed to the level of success of the company.


Action 1.10 Review the present personnel holding key positions, determine who is and who is not planning to stay with YP.NET through year 2000: Bill/President, Joann Sales, Pam/CFO, etc. After identifying who does and who does not meet criteria for the "new" YP.NET assist Bill to fill vacant positions.

Benefit 1.10 There has been considerable turmoil at YP.NET; it looks as if with Simple.net this may continue. Personnel need to determine who is and who is not planning to stay with YP.NET. PA will write the Job Descriptions and assist in the selection process.


IPA Initial  RDQ                                             YP.Net Initial
             ---                                                           -----

YP.NET                                                               Page 4 of 6
================================================================================

Action 1.11 Review the "true" role of a Board of Directors and YP.NET's present status. Make recommendations for a Board structure which will provide a "positive" image of the company to outside investors.

Benefit 1.11 The legal role of a Board is to represent the interests of the stock holders in company management. The present membership and composition in all likelihood does not present the best possible image of the company.


Action 1.12 Review the present marketing and sales directions as well as The potential need for additional marketing and sales efforts -- i.e. customers, site traffic, add-on services

Benefit 1.12 Marketing is the development of the revenue goals of a company, by product, product line, specific customer, type of customers, geographic location, etc. Sales is execution of the marketing plan. The IPA consultant will assist Bill to develop a three year sales and marketing outline for the company complete with goals, due dates, and individual/departmental assignments, i.e. customer retention.


Action 1.13 Review the present Chart of Accounts. As needed make recommendations for additions, changes, and/or deletions.

Benefit 1.13 The Chart of Accounts is the driving force behind any accounting system --either manual or computerized. The IPA review will be designed to ensure that the YP.NET accounting system will be capable of measuring those items which need to be measured and controlled by Bill.


Action 1.14 Review development of any of YP.NET's existing or future regular reports which have an emphasis on sources of revenue, margins, and selling and administrative costs as well as operational guideposts. Determine what Bill and the Board need to receive in order to more effectively manage company profitability. Train Bill to make management decisions based upon generated information.

Benefit 1.14 Ensure that Bill and the Board of Directors are getting timely, accurate and useful financial/operational reports by which departmental and company wide costs and profitability can be measured and managed.


IPA Initial  RDQ                                             YP.Net Initial
             ---                                                           -----

YP.NET                                                               Page 5 of 6
================================================================================

Action 1.15 With an emphasis on revenues, margins and overhead costs develop Operational Budgets -- departmental and company-wide. Utilize the budgets to develop performance standards. This will determine projected revenues, margins, expenses and profit for fiscal 2000. Establish the normal or average breakdown per month and illustrate these as they compare to both positive and negative trends in business levels.

Benefit 1.15 Budgeting and/or forecasting based on varying levels of sales volume with their predetermined expenses will give Bill, the Board and any managers with a "financial-need-to-know" a measurement of performance for the company on a month-to-month basis.


Action 1.16 With considerable input from Bill develop variance-to-budget monthly reporting to compare actual operating results to projected budget results.

Benefit 1.16 The variance reporting is designed to show various managers with responsibilities for either operating and/or overhead expenses whether or not they have managed their profit centers within profit projections.


Action  1.17  Train Bill how to calculate and utilize the breakeven in pricing.

Benefit 1.17 The breakeven has many uses for clients in a "high growth" mode. Besides providing the company with sales goals, it also provides an understanding of the profit impact from an increases/decrease in pricing.


Action 1.18 How does YP.NET market itself to the public? Review with Bill the approach and impact of past and present public relations firms. Determine with him the goals and deliverables of the investor-public relations firm who will represent YP.NET. Discuss the advisability of retaining IPA's in house public relations firm, IPA Investor & Media Services, LLC.

Benefit 1.18 Even the best run public company needs to keep its name in front of investors, institutions and market makers. Whoever represents the company must have a strategic plan constantly promoting the intrinsic value of the company.


IPA Initial  RDQ                                             YP.Net Initial
             ---                                                           -----

YP.NET                                                               Page 5 of 6
================================================================================

Action 1.19 Develop Operating Procedures and Recommendations explaining the use of the newly developed methods, systems, records, reports and statements. Put all documentation into an indexed manual and distribute to Bill as well as other appropriate employees.

Benefit 1.19 Gives the consultants the means to train and implement the installed program with Bill and other employees. Provides a permanent reference instrument of all work performed on the project.



The above plan will be completely developed and implemented within 425 hours +/- 10%.

This is the Project Plan described in the "Agreement for Consulting Services" Between YP.NET, Inc. and International Profit Associates.

During the course of the project, you may also be presented with suggestions and/or Recommendations concerning other areas of your business which need attention, but Are not addressed in this Project Plan. These will not be developed, however, Without the full approval of William D. O'Neal and separate and apart from this plan.



Submitted:                                      Approval and accepted:



By:  /s/  Robert D. Quackenbush                 By:  /s/  William D. O'Neal
   -------------------------------                 -----------------------------
   Robert D. Quackenbush                           William D. O'Neal
   Senior Project Manager                          President